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Exhibit 99.1

[Company Letterhead]

NEWS RELEASE
FOR IMMEDIATE RELEASE:

Contact:
Bryce W. Rhodes, President
713-850-1880

WHITTIER ENERGY CORPORATION REGISTRATION STATEMENT DECLARED EFFECTIVE

        HOUSTON—(Business Wire)—December 30, 2004—Whittier Energy Corporation (OTCBB: WHIT) announced today that the Securities and Exchange Commission declared effective Whittier's registration statement on Form SB-2, as amended, relating to the resale of up to 4,320,470 shares of the Company's common stock. The registered shares include 1,896,992 shares of the Company's common stock, 1,529,813 shares underlying warrants to purchase the Company's common stock at an exercise price of $2.50 per share, and 893,665 shares underlying a promissory note convertible into the Company's common stock at a conversion price of $2.00 per share. Whittier will not receive any proceeds from any resale by the selling security holders of registered shares of common stock or the shares of common stock underlying the promissory note or the warrants.

        Whittier's registered securities include 1,229,613 shares of common stock and 1,229,613 related common stock warrants issued as part of Whittier's $2.4 million private placement, which closed on June 30, 2004. Whittier had previously committed to either register the shares issued in the private placement on or before December 31, 2004, or issue the participants in the offering up to 345,000 additional shares of common stock and underlying common stock warrants. Whittier fulfilled its obligation to take the registration statement effective prior to year end and will not issue any additional securities in relation to the private placement.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Whittier Energy Corporation

        Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. The Company's stock trades as WHIT on the Over-the-Counter Bulletin Board. Additional information about Whittier Energy can be found at www.whittierenergy.com.

Forward-Looking Statements

        Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. The company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the company's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.

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  Exhibit 99.1